EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

First Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION

APPOINTMENT OF NEW DIRECTORS

LAREDO, TX, August 6, 2010 - International Bancshares Corporation (“IBC”) today, announced that on August 5, 2010, IBC’s Board of Directors appointed Douglas B. Howland and Larry A. Norton to IBC’s Board.

The Board unanimously voted to appoint Mr. Howland and Mr. Norton as new directors of IBC.   Mr. Howland has been the CEO of a construction company in Laredo, Texas, for more than twenty years.  Mr. Howland has also served as a board member of IBC’s subsidiary bank, International Bank of Commerce, Laredo, Texas, since February 2010 and is a member of that board’s Executive Committee.  Additionally, he has served as a board member of IBC’s subsidiary bank, Commerce Bank, since June 1989, and is a member of that board’s Executive Committee, Audit Committee and Investment Committee. Mr. Howland will serve on two committees of IBC’s Board, the Audit Committee and the Asset/Liability, Investment, Balance Sheet-Management, Funds Management/Liquidity/Interest Rate Risk Committee.

Mr. Norton has been the President of a family retail sales business and has owned a retail computer sales company in Laredo, Texas, for more than twenty years.  Mr. Norton has also served as a board member of International Bank of Commerce, Laredo, Texas, since February 2010 and is a member of that board’s Executive Committee.  Additionally, he has served as a board member of Commerce Bank, since June 1982, and serves on that board’s Executive and Audit Committees.  Mr. Norton will serve on two committees of IBC’s Board, the Audit Committee and the Asset/Liability, Investment, Balance Sheet-Management, Funds Management/Liquidity/Interest Rate Risk Committee.

IBC (NASDAQ:IBOC - News) is an $11.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with 279 facilities and over 435 ATMs serving 105 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.ss